As filed with the Securities and Exchange Commission on December 23, 1997
                                               Registration No. 333-


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                              ------------------

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              ------------------

                          ULTIMATE ELECTRONICS, INC.
            (Exact name of registrant as specified in its charter)

                              ------------------

              DELAWARE                                 84-0585211
   (State or other jurisdiction of                  (I.R.S. Employer
   incorporation or organization)                Identification Number)

                            321-A WEST 84TH AVENUE
                           THORNTON, COLORADO  80221
                                (303) 412-2500
                   (Address of principal executive offices)

               ULTIMATE ELECTRONICS, INC. EQUITY INCENTIVE PLAN
                             (Full title of plan)
                              ------------------


         ALAN E. KESSOCK                           PAUL HILTON, ESQ.
VICE PRESIDENT-FINANCE AND ADMINISTRATION       J. JUSTYN SIRKIN, ESQ.
      321-A WEST 84TH AVENUE                  DAVIS, GRAHAM & STUBBS, LLP
     THORNTON, COLORADO 80221               370 SEVENTEENTH STREET, SUITE 4700
          (303) 412-2500                        DENVER, COLORADO 80202
                                                    (303) 892-9400

  (Name, address, and telephone number,      (Copies of all correspondence)
including area code, of agent for service)

                              ------------------

                        CALCULATION OF REGISTRATION FEE

                                                                Proposed          Proposed
                                             Amount              maximum           maximum
       Title of each class of                 to be          offering price       aggregate            Amount of
     SECURITIES TO BE REGISTERED           REGISTERED         PER SHARE(1)    OFFERING PRICE(1)    REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------

Common Stock ($.01 par value).......    750,000 shares           $3.0117        $2,258,811.75           $666.35

(1) Estimated solely for the purposes of calculating the amount of the registration fee. Pursuant to Rule 457(h), the price per share and aggregate offering price are based upon the exercise prices for 482,450 options previously granted under the Equity Incentive Plan ("Plan"), and upon the average of the high and low prices of the Company's Common Stock on December 17, 1997, as reported on the NASDAQ Stock Market, for the remaining 267,550 shares available for issuance under the Plan.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

      Ultimate Electronics, Inc. (the "Company" or "Registrant"), and the Soundtrack 401(k) Retirement Savings Plan (the "Plan") hereby state that the following documents filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated or deemed to be incorporated in this Registration Statement by reference as of their date of filing with the
Commission:

      (a) The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997, as filed with the Commission on April 9, 1997, as amended by Form 10-K/A-1 and Form 10-K/A-2 filed with the Commission on April 11, 1997 and June 12, 1997, respectively;

      (b) Quarterly Report on Form 10-Q for the quarterly period ended April 30, 1997, filed with the Commission on June 16, 1997;

      (c) Quarterly Report on Form 10-Q for the quarterly period ended July 31, 1997, as filed with the Commission on September 15, 1997.

      (d) Quarterly Report on Form 10-Q for the quarterly period ended October 31, 1997, as filed with the Commission on December 15, 1997.

      (e) Current Report on Form 8-K, as filed with the Commission on June 9, 1997.

      (f) The description of the Company's Common Stock, par value $.01 per share, contained in its Registration Statement on Form 8-A, as filed with the Commission on October 5, 1993, as amended.

      All other documents filed by the Company or the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") subsequent to the date of this Registration Statement and prior to the filing of a Post-Effective Amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated by, or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

4.    DESCRIPTION OF SECURITIES.

      Not applicable.

5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

      None.

6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws provide that the Company shall indemnify all directors and officers of the Company to the full extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time. Section 145 of the Delaware General Corporation Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually or reasonably incurred.

      Additionally, the Certificate of Incorporation and Bylaws provide for mandatory indemnification of directors to the fullest extent permitted by Delaware law. This provision does not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability arising under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or (iv) for any transaction from which the director derived an improper personal benefit.

      The Company has a directors and officers insurance policy with a $1 million coverage limit per occurrence and in the aggregate per year.

      The foregoing description of certain provisions of the Company's Certificate of Incorporation and Bylaws is qualified in its entirety by the Company's Certificate of Incorporation and Bylaws filed as exhibits to the Company's Registration Statement on Form S-1 (No. 33-68314), as amended.

7.    EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

8.    EXHIBITS

      4.1   Ultimate Electronics, Inc. Equity Incentive Plan

      5.1   Opinion and Consent of Davis, Graham & Stubbs, LLP

     23.1   Consent of Ernst & Young LLP.

     23.2   Consent of Counsel.  See Exhibit 5.1.

9.       UNDERTAKINGS

         A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement, or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of either the Registrant's or the Plan's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thornton, State of Colorado, on this 19th day of December, 1997.

                                       Ultimate Electronics, Inc.


                                       By:  W. J. PEARSE
                                          ------------------------------------
                                          William J. Pearse
                                          Chairman


            KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan E. Kessock his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute may lawfully do or cause to be done by virtue hereof.


            Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


SIGNATURE                     TITLE                              DATE


W. J. PEARSE
--------------------------
William J. Pearse           Chairman of the Board              December 19, 1997


DAVID J. WORKMAN
--------------------------
David J. Workman            President, Chief Operating         December 19, 1997
                            Officer and Director

ALAN E. KESSOCK
--------------------------
Alan E. Kessock             Vice President, Chief Financial    December 19, 1997
                            Officer, Secretary and
                            Director, (Principal Financial
                            and Accounting Officer)


J. EDWARD MCENTIRE
--------------------------
J. Edward McEntire          Chief Executive Officer and        December 19, 1997
                            Director (Principal Executive
                            Officer)


RANDALL F. BELLOWS
--------------------------
Randall F. Bellows          Director                           December 19, 1997


ROBERT BEALE
--------------------------
Robert W. Beale             Director                           December 19, 1997

                                 EXHIBIT INDEX


EXHIBIT                                                                   PAGE

4.1          Ultimate Electronics, Inc. Equity Incentive Plan

5.1          Opinion and Consent of Davis, Graham & Stubbs LLP

23.1         Consent of Ernst & Young LLP.

23.2         Consent of Counsel.  See Exhibit 5.1.